EXHIBIT 10(h)

FORM OF COMPASS BANK FOR SAVINGS

EXECUTIVE SALARY CONTINUATION AGREEMENT

AS AMENDED AND RESTATED

THE AGREEMENT originally entered into on May 31, 1985 by and between Compass Bank for Savings of New Bedford, Massachusetts (hereinafter called the “Corporation”) and certain executives, (hereinafter called the “Executive”), as previously amended, is hereby amended and restated this 4th day of December, 2003.

WITNESSETH:

WHEREAS, the Executive has been in the employ of the Corporation, and is now serving the Corporation as [job title] and,

WHEREAS, because of the Executive’s experience, knowledge of affairs of the Corporation, and reputation and contacts in the industry, the Corporation deems the Executive’s continued employment with the Corporation important for its future growth; and,

WHEREAS, it is the desire of the Corporation and in its best interest that the Executive’s service be retained; and,

WHEREAS, in order to induce the Executive to continue in the employ of the Corporation and in recognition of his past service, the Corporation has entered into this Agreement to provide him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE ONE

1.01 Employment. The Corporation may employ the Executive in such capacity as the Corporation may from time to time determine. Notwithstanding anything herein contained, this Agreement is not an agreement of employment. Nothing herein shall restrict the right of the Executive to enter into an agreement with the Corporation concerning other terms and conditions of his employment.

The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

ARTICLE TWO

2.01 Normal Retirement Benefits. If the Executive shall continue in the employment of the Corporation until he attains the age of sixty-five (65), he shall be entitled to a supplemental retirement benefit (hereinafter “Benefit”) commencing on the first day of the month next following his actual retirement and continuing for fifteen (15) years, in an amount equal to twenty-five percent (25%) of the average of the three (3) highest years of Compensation (average compensation) paid to such Executive in the ten (10) years of employment with the Corporation immediately preceding such Executive’s retirement from the Corporation.

2.02 Early Retirement Benefits. If the Executive shall continue in the employment of the Corporation until at least age fifty-five (55), but not sixty-five (65), he shall be entitled to receive a Benefit commencing on the first day of the month next following his attainment of age sixty-five (65) and continuing for fifteen (15) years equal to twenty-five percent (25%) of the average of the three (3) highest years of Compensation paid to such Executive during the ten (10) years of employment with the Corporation immediately preceding such Executive’s retirement from the Corporation. If the Benefit commences prior to age sixty-five (65), said Benefit shall be equal to a reduced amount determined as provided below (with appropriate interpolation between ages).

RETIREMENT AGE	PERCENTAGE OF AGE SIXTY-FIVE BENEFIT
64.9346
63.8734
62.8163
61.7629
60.7130
59.6663
58.6227
57.5820
56.5439
55.5083

2.03 Alternate Forms of Payment. In lieu of the payments provided in Sections 2.01 and 2.02, the Executive may elect an actuarial equivalent single lump sum. Any election by an Executive under this section to receive a single lump sum shall be effective only if it is made in writing and submitted to the Corporation no later than one year preceding the Executive’s retirement from the Corporation. For purposes of this Agreement, the Corporation shall use an interest rate of 7% and the 50% male/50% female blended 1983 Group Annuity Mortality Table (straight life annuities) to determine actuarial equivalence.

2.04 Compensation. As used herein, the term compensation shall mean the Executive’s salary, bonuses, commissions or any other form of incentive payments (prior to any salary reduction contributions to any Section 401(k) plan, Section 125 plan or non-qualified deferred compensation plan) during the calendar year. Said term shall not include any deferred accruals or non-cash compensation paid to or on such Executive’s behalf.

2.05 Installment Payments. The amount of benefits determined under Sections 2.01 and 2.02 shall be payable to the Executive annually or as equal quarterly or monthly installments, as elected by the Executive thirty (30) days prior to his retirement date.

2.06 Change in Control Benefit. Upon a Change in Control, as defined in Section 2.07 below, notwithstanding anything to the contrary elsewhere herein, the Company shall, as soon as possible, but in no event later than fifteen (15) days following the Change in Control, provide a lump sum payment to the Executive in an amount that is equal to the actuarial equivalent value of the benefit that the Executive would be entitled to receive under Section 2.01 as of the date on which the Change in Control occurred as if the Executive had attained at least age 65 and as if the Executive’s Compensation had increased by 6% per year from the date of the Change in Control until the Executive’s 65th birthday.

2.07 Definition of Change in Control. A “Change in Control” means either of the following:

(a) a change in control of a nature that would be required to be reported by Seacoast Financial Services Corporation (the “Holding Company”) or the Corporation in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not the Holding Company or the Corporation in fact is required to comply with Regulation 14A thereunder; or

(b) the acquisition of “control” as defined in the Bank Holding Company Act of 1956, as amended or the regulations thereunder, or as defined in the Change in Bank Control Act of 1978 or the regulations thereunder, of the Holding Company or the Corporation by any person, company or other entity; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (1) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company or the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company’s then outstanding securities; or (2) during any period of two consecutive years (not including any period prior to the effective date of this plan), individuals who at the beginning of such period constitute the Board of Directors of the Holding Company and any new director (other than a director designated by a person who has entered into an agreement with the Holding Company to effect a transaction described in clauses (1) or (3) of this subsection) whose election by the Board or nomination for election by the Holding Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (3) the consummation of a merger or consolidation of the Holding Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Holding Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds (2/3) of the combined voting power of the voting securities of the Holding

Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Holding Company approve a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all the Holding Company’s assets.

ARTICLE THREE

3.01 Death of Executive. Upon the death of the Executive while in the employ of the Corporation, the Corporation will pay to the Executive’s beneficiary or beneficiaries an annual amount equal to twenty-five percent (25%) of the Executive’s annual salary (prior to any salary reduction contributions to any Section 401(k) plan, Section 125 plan or non-qualified deferred compensation plan) immediately preceding the Executive’s death for a period of fifteen (15) years. The Executive shall provide a written designation of beneficiary, including contingent beneficiaries, if any, to the Corporation. If no beneficiary is designated or if no beneficiary is alive when any payment is due, then such payment shall be made to the Executive’s estate. The Corporation, in its sole discretion, may pay the benefits pursuant to this paragraph in any actuarial equivalent form as defined in Section 2.03. The Executive shall have the right to change such beneficiary designation while employed by the Corporation or while receiving benefits hereunder by executing and delivering to the Corporation an authorization duly executed effecting such change.

3.02 Payments After Retirement. In the event of the death of the Executive after payments hereunder have commenced but prior to payment in full hereunder, the remaining benefits, if any, shall be paid to the beneficiary or beneficiaries designated by such deceased Executive pursuant to this Agreement.

ARTICLE FOUR

4.01 Termination of Employment. If the Executive’s employment with the Corporation terminates for other than as provided in Section 4.02 prior to age fifty-five (55) for any reason other than death or disability, he shall forfeit all rights to a benefit under this Agreement; provided, however, the Executive shall be entitled to receive a benefit, commencing upon the attainment of age sixty-five (65) equal to five percent (5%) of the benefit he would have received under Section 2.01 had he continued in employment for each year of service after attaining the age of thirty-five (35).

4.02 Termination for Cause. All benefits not yet paid under this Agreement shall be forfeited by the Executive if his employment is terminated for any reason that is deemed to be cause under the rules, regulations or decisions of the National Labor Relations Board.

ARTICLE FIVE

5.01 Other Employment. As consideration for the benefits provided to the Executive in the Agreement, the Executive agrees that he shall not at any time during which he is entitled to or receiving any payment under this Agreement enter into the employ, as an employee or independent contractor, of any other banking corporation or competing organization in a capacity in which he competes with the Corporation within twenty-five (25) miles of any office of the Corporation in Massachusetts. If he enters into such employment, Benefits hereunder of any kind shall be permanently forfeited. In the event that the Executive has received a lump sum payment hereunder, the Corporation has the right to obtain a permanent injunction against Executive being employed by a competing organization and shall also be entitled to receive money damages equivalent to the amount which would be forfeited under this Agreement had a fifteen

(15) year payout of benefits been in effect. Notwithstanding the foregoing, this Section 5.01 shall cease to apply from and after a Change in Control.

ARTICLE SIX

6.01 Alienability. Neither the Executive nor his widow, shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.

ARTICLE SEVEN

7.01 Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or similar employee plans which the Corporation may now or hereafter have.

ARTICLE EIGHT

8.01 Funding. The Corporation reserves the absolute right at its sole and exclusive discretion to insure or otherwise provide for the obligations of the Corporation undertaken by this Agreement or to refrain from same, and to determine the extent, nature, and method thereof. Should the Corporation elect to insure this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. Notwithstanding the foregoing, in order to pay Benefits under this Agreement as they become payable, the Corporation may establish a Grantor Trust (within the meaning of Section 671 of the Internal Revenue Code of 1986) and periodically transfer assets to such trust. At no time shall the Executive be deemed to have any right, title, or interest in or to any specified asset or assets of the Corporation, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom or any trust established hereunder.

Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Agreement.

If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary, and generally cooperate with the Corporation in securing such policy.

ARTICLE NINE

9.01 Reorganization. The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term “Corporation” as used in this Agreement shall be deemed to refer to such successor or survivor corporation.

ARTICLE TEN

10.01 Corporation. As used in this Agreement, Corporation shall mean Compass Bank for Savings and any affiliated entity, successor organization, parent, subsidiary or holding company.

ARTICLE ELEVEN

11.01 Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail, as the case may be;

To the Corporation:

Compass Bank for Savings

One Compass Place

New Bedford, MA 02740

To the Executive:

Name

Address on file with the Corporation

Each party shall have the right by written notice to change the place to which any notice may be addressed.

ARTICLE TWELVE

12.01 Claims Procedure. In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary in the case of the Executive’s death), and such person feels entitled to receive them, a claim shall be made in writing to the Corporation within sixty (60) days after written notice from the Corporation to the Executive or his beneficiary or personal representative that payments are not being made or are not to be made under this Agreement. Such claim shall be reviewed by the Corporation. If the claim is approved or denied, in full or in part, the Corporation shall provide a written notice of approval or denial within sixty (60) days setting forth the specific reason for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken of a review of the denial is desired.

If a claim is denied and a review is desired, the Executive (or beneficiary in the case of the Executive’s death), shall notify the Corporation in writing within twenty (20) days (and a claim shall be deemed denied if the Corporation does not take any action within the aforesaid sixty (60) day period). In requesting a review, the Executive or his beneficiary may review this Agreement or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion the Corporation shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement on which the decision is based.

Any decision of the Corporation shall not be binding on the Executive, his personal representative, or any beneficiary without consent, nor shall it preclude further action by the Executive, his personal representative or any beneficiary.

ARTICLE THIRTEEN

13.01 Entire Agreement. This instrument may be altered or amended only by a written agreement signed by the parties hereto.

13.02 Jurisdiction. The terms and conditions of this Agreement are subject to the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its duly authorized officer and its Corporate seal affixed, duly attested by its Secretary, and the Executive has hereunto set his hand and seal at New Bedford, Massachusetts the day and year first above written.

ATTEST:	COMPASS BANK FOR SAVINGS

By:

Secretary	Title: President and Chief Executive Officer

EXECUTIVE

Witness	Name

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